UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2005

ENER1, INC.
(Exact name of registrant as specified in its charter)

Florida	000-21138	59-2479377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Office) (Zip Code)

(954) 556-4020
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

        As of January 7, 2005 Ener1, Inc. has entered into non-binding letters of intent to acquire 100% of the outstanding membership interests of Giner Electrochemical Systems, LLC (“GES”), a privately held company located in Newton, Massachusetts, that specializes in the development and testing of fuel cell technologies and products. GES is currently owned by Giner, Inc. and General Motors Corp. (“GM”). Ener1 has also entered into negotiations to acquire an interest in Giner, Inc. Aggregate consolidated revenue for GES and Giner combined averaged approximately $7 million per year during calendar years 2002-2003. The aggregate consideration for all of the interests to be acquired by Ener1 in the transactions would be $10,500,000 in cash and $2,000,000 in Ener1 common stock, subject to adjustments based upon the balance sheet accounts of GES and Giner at the time of closing.

        Under the proposed terms of the acquisition, GES would maintain its existing GM multi-year contracts and its research and development relationship with GM going forward.

        In addition, both GM and Giner, Inc. have agreed not to engage in discussions with other parties to sell their interests in GES for a period of 120 days from the date of the execution of the non-binding letters of intent.

        Completion of the acquisition is subject to various conditions, including due diligence, necessary corporate and other applicable approvals, and negotiation and execution of definitive transaction agreements. It is anticipated that the acquisition would be completed on or before the end of the above 120 day period.

        On January 11, 2005 ENER1 issued a press release describing the letters of intent and the proposed acquisition. A copy of the press release is included as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

99	Press Release dated January 11, 2005

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENER1, INC.
Date: January 13, 2005	/s/ Kevin P. Fitzgerald
Kevin P. Fitzgerald
Chief Executive Officer